NewsLine
December 27, 2021
TO ALL MEMBERS:

FHLB Cincinnati Capital Plan Amended and Restated

Today we are announcing an amendment and restatement of our Capital Plan (Plan), which has been approved by our Board of Directors and the Federal Housing Finance Agency. These changes will be effective January 11, 2022 (effective date).

This amendment and restatement reflects permanent changes with regard to discontinuing the ability of members to use cooperative excess stock, which was implemented for any new business activity executed after December 31, 2020. Other non-substantive changes were made (a) to update citations, provide clarifications and technical corrections, and remove obsolete provisions, and (b) to consolidate current requirements for stock investment in Schedule A. The Plan also reduced some of the notice provision timing to allow for more efficient capital management, and changed the lower bound of the range of the maximum required membership stock purchase requirement set by the Board of Directors from time to time.

Once effective, the amended and restated Capital Plan will be available on our public website at www.fhlbcin.com. If you have any questions regarding this update, please do not hesitate to contact your Relationship Manager toll-free at 877-925-3452, our capital stock team at capitalstock@fhlbcin.com or by phone at 800-828-4191 (option 5) or the head of capital stock administration, James C. Frondorf, Senior Vice President, Chief Credit Officer, at frondorfjc@fhlbcin.com or by phone at 513-852-7563.

Andrew S. Howell
President and CEO